Exhibit 10.5
AMENDMENT NO. 2
TO THE WEBSTER BANK
SUPPLEMENTAL DEFINED CONTRIBUTION PLAN
FOR EXECUTIVE OFFICERS

The Webster Bank Supplemental Defined Contribution Plan for Executive Officers, as adopted on October 20, 2008 effective as of October 20, 2008, is hereby amended as follows:
(1)Effective as of August 20, 2009, Article III of the Plan is amended by deleting Section 3.l(f)(i) and substituting the following in lieu thereof:
(i)In computing a Participant's adjusted matching contributions under Section 3.1(b), adjusted nonelective contributions under Section 3. I (c), and adjusted transition contributions under Section 3. l(d), the Participant's compensation is based on the definition of compensation set forth in the 401(k) Plan that is applicable to the period on and after September 1, 2004; provided, however, that effective as of August 20, 2009 the Participant's compensation for purposes of this Plan shall include income relating to the purchase of shares of Webster Financial Corporation common stock under the Webster Financial Corporation Executive Stock Purchase Plan. As defined in the 401(k) Plan, a Participant's compensation: (A) includes all of the Participant's regular salary, overtime, commissions, bonuses, and pre-tax contributions made to the 40l(k) Plan, to an employee benefit plan under an arrangement described in Section 125 of the Code or to a qualified transportation fringe benefit plan described in Section 132(f)(4) of the Code; but (B) excludes taxable car benefits, taxable reimbursements (such as moving expenses), taxable fringe benefits (such as the cost of excess group term life insurance), and any taxable income realized in connection with the exercise of a nonqualified stock option, the disqualifying disposition of stock received under an incentive stock option, or the grant or vesting of restricted property. In addition, if a Participant elects to defer all or any portion of his or her compensation, such deferred compensation is included in the Participant's compensation during the calendar year in which it would have been paid to the Participant but for the deferral election.
(2)Effective as of August 20, 2009, Article III of the Plan is amended by deleting Section 3 .1 (f)(ii) and substituting the following in lieu thereof:
(ii)For purposes of determining a Participant's Supplemental Additional Transition Contributions under Section 3 .1 (e), the Participant's supplemental additional transition contribution compensation shall equal the following:
(A)one-fourth of his annual rate of base pay as in effect on the fifteenth day of the second month of the applicable calendar quarter (including in the Participant's annual rate of base pay any income relating to the purchase of shares of Webster Financial Corporation common stock under the Webster Financial Corporation Executive Stock Purchase Plan); provided, however, that such amount shall be adjusted to take into account the amount and timing of any adjustments in the Participant's annual rate of base pay that became effective prior to the fifteenth day of the second month of such calendar quarter and that were not previously taken into account; and provided further, with respect to the calendar quarter in which the Participant incurs a Separation from Service, such amount shall be reduced to exclude any amount that is attributable to a period in which the Participant was not employed; and
(B)the bonuses earned during the applicable calendar year (whether or not paid during such calendar year).
Notwithstanding the above, for the period prior to April 1, 2008, the Participant's supplemental additional transition contribution compensation equaled his base pay and any bonuses earned during the applicable period (whether or not paid during the applicable period).
(3)All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

Dated this 15th day of December, 2009

WEBSTER BANK, NATIONAL ASSOCIATION

/s/ James C. Smith
Chief Executive Officer